Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Reports Second Quarter 2013 Results

Englewood, CO – July 26, 2013 - Westmoreland Coal Company (NasdaqGM:WLB) today reported its second quarter results for 2013.

Highlights:

•	Q2 2013 revenues grew 22.4% to $162.5 million compared with $132.8 million in Q2 2012

•	Q2 2013 Adjusted EBITDA increased 119.2% to $32.0 million compared with $14.6 million in Q2 2012

•	Adjusted EBITDA for the twelve months ended June 30, 2013 increased to $121.2 million compared with$77.5 million for the twelve months ended June 30, 2012.

•	Q2 2013 net loss applicable to common shareholders decreased to $0.6 million from a loss of $12.4 million in Q2 2012

•	Net leverage ratio decreased to 2.47

•	2013 Adjusted EBITDA and capital spending guidance reiterated

"During the second quarter, favorable weather and low hydro generation resulted in high demand for power. Our customers ran their plants at high levels and Westmoreland's mines and plants operated very well, producing $32 million in EBITDA for the quarter. Second quarter EBITDA has historically been lower than other quarters, and we are extremely pleased with these results," said Robert P. King, Westmoreland's Chief Executive Officer. "During the quarter, we also continued to successfully execute our delevering strategy, driving our net leverage ratio below 2.5."
"Unfortunately, Unit 4 at the Colstrip plant experienced a major equipment failure on July 1st and this unit is estimated to be down for at least 6 months. We anticipate that this will negatively impact our EBITDA in the second half of the year, but still expect 2013 EBITDA to fall in the range between $112 and $120 million, consistent with the guidance given last quarter. Our ability to maintain our guidance is, in part, due to the limited downside provided by our cost recovery business model."
"In the area of safety, Westmoreland had a disappointing quarter resulting in our year-to-date reportable incident rate exceeding the national average for surface mines. Our lost time incident rate, however, remains significantly lower than the national average. We are diligently working with our mines to make sure that our safety returns to its historically strong performance."

Westmoreland News Release	Page 1 of 7	July 26, 2013

Safety

Safety performance through the first six months of 2013 at Westmoreland mines was as follows:

	Reportable	Lost Time
Westmoreland	1.72	0.63
National Average	1.40	0.93
Percentage	122.9%	67.7%

Financial Results

Westmoreland's revenues in Q2 2013 increased to $162.5 million compared with $132.8 million in Q2 2012. Westmoreland's Q2 2013 Adjusted EBITDA increased to $32.0 million from $14.6 million in Q2 2012. Net loss to common shareholders decreased by $11.8 million, from $12.4 million ($0.89 per basic and diluted share) in Q2 2012 to $0.6 million ($0.04 per basic and diluted share) in Q2 2013.

These improved results were driven largely by the timing of ROVA's planned maintenance outage and planned 2012 mine customer outages. In addition, revenue and Adjusted EBITDA increased due to stronger power demand and favorable weather conditions in 2013, which increased our sales. Adjusted EBITDA also benefited from Westmoreland's extension and amendment of its Indian Coal Tax Credit agreement.

Net loss applicable to common shareholders for the twelve months ended June 30, 2013 decreased to less than $0.1 million compared with a loss of $20.7 million for the twelve months ended June 30, 2012.

Coal Segment Operating Results

The following table summarizes Westmoreland's Q2 2013 and Q2 2012 coal segment performance:

	Three Months Ended June 30,
			Increase / (Decrease)
	2013	2012	$	%
	(In thousands, except per ton data)
Revenues	$139,337	$116,960	$22,377	19.1%
Operating income	13,076	5,018	8,058	160.6%
Adjusted EBITDA	29,667	20,337	9,330	45.9%
Tons sold - millions of equivalent tons	5.7	3.9	1.8	46.2%

Westmoreland's second quarter 2013 coal segment revenues and Adjusted EBITDA increased primarily due to stronger power demand, favorable weather conditions, and planned 2012 mine customer outages.

Power Segment Operating Results

The following table summarizes Westmoreland's Q2 2013 and Q2 2012 power segment performance:

	Three Months Ended June 30,
			Increase / (Decrease)
	2013	2012	$	%
	(In thousands)
Revenues	$23,162	$15,882	$7,280	45.8%
Operating income (loss)	4,838	(1,749)	6,587	376.6%
Adjusted EBITDA	7,573	959	6,614	689.7%
Megawatts hours	421	287	134	46.7%

Westmoreland's power revenues and Adjusted EBITDA for the second quarter of 2013 increased due to a 2012 outage at the ROVA power plant and fewer unplanned outages.

Westmoreland News Release	Page 2 of 7	July 26, 2013

Nonoperating Results

Heritage expense for Q2 2013 decreased compared to Q2 2012 due to favorable interest rates.

Corporate expenses for Q2 2013 decreased due to one-time recruiting and compensation expenses related to a new executive position occurring during Q2 2012.

Interest expense for Q2 2013 decreased to $10.1 million from $11.0 million in Q2 2012 as a result of lower debt levels.

Cash Flow, Leverage, and Liquidity

Q2 2013 operating cash flows increased to $34.9 million, enabling a strong ending cash position of $36.3 million. Total debt repayment during Q2 2013 was $9.5 million.

During Q2 2013, Westmoreland's Net Leverage Ratio decreased to 2.47.

	June 30,	December 31,
Leverage Ratios	2013	2012
	(In millions)
Gross Debt	$349.0	$361.0
Less:
Cash & Cash Equivalents	36.3	31.6
Debt Service Reserves	13.1	13.1

Net Debt	$299.6	$316.3

Adjusted EBITDA (for the twelve months ended)	$121.2	$105.4

Gross Leverage	2.88	3.43
Net Leverage	2.47	3.00
Westmoreland had the following liquidity at June 30, 2013 and December 31, 2012:

	June 30,	December 31,
	2013	2012
	(In millions)
Cash and cash equivalents	$36.3	$31.6
WML revolving line of credit	23.1	23.1
Corporate revolving line of credit	20.0	20.0
Total	79.4	74.7

Both of the credit facilities had no borrowings with one outstanding letter of credit in the amount of $1.9 million on the WML line.

Conference Call

A conference call regarding Westmoreland Coal Company's first quarter 2013 results will be held on Friday, July 26, 2013, at 10:00 a.m. Eastern Time. Call-in numbers are:

Live Participant Dial In (Toll Free): 877-407-8033
Live Participant Dial In (International): 201-689-8033

Westmoreland News Release	Page 3 of 7	July 26, 2013

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company's coal operations include sub-bituminous coal mining in the Powder River Basin in Montana and Wyoming, and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements, including Westmoreland's projections for year-end performance, as well as the effect of the Colstrip Unit 4 outage on the second half of 2013. Westmoreland cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

# # #

Contact: Kevin Paprzycki (855) 922-6463

Westmoreland News Release	Page 4 of 7	July 26, 2013

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except per share data)
Revenues	$162,499	$132,842	$323,947	$280,078
Cost, expenses and other:
Cost of sales	130,528	111,078	260,949	222,817
Depreciation, depletion and amortization	15,397	13,720	29,823	27,009
Selling and administrative	11,969	12,933	23,855	25,492
Heritage health benefit expenses	3,109	4,052	7,060	7,862
Loss (gain) on sales of assets	(74)	239	(308)	277
Other operating income	(10,405)	(4,918)	(15,142)	(8,203)
	150,524	137,104	306,237	275,254
Operating income (loss)	11,975	(4,262)	17,710	4,824
Other income (expense):
Interest expense	(10,076)	(11,032)	(20,236)	(20,915)
Loss on extinguishment of debt	(64)	—	(64)	—
Interest income	280	490	577	895
Other income	130	237	198	414
	(9,730)	(10,305)	(19,525)	(19,606)
Income (loss) before income taxes	2,245	(14,567)	(1,815)	(14,782)
Income tax expense (benefit)	28	(921)	55	(914)
Net income (loss)	2,217	(13,646)	(1,870)	(13,868)
Less net income (loss) attributable to noncontrolling interest	2,499	(1,563)	797	(2,643)
Net loss attributable to the Parent company	(282)	(12,083)	(2,667)	(11,225)
Less preferred stock dividend requirements	340	340	680	680
Net loss applicable to common shareholders	$(622)	$(12,423)	$(3,347)	$(11,905)

Net loss per share applicable to common shareholders:
Basic and diluted	$(0.04)	$(0.89)	$(0.23)	$(0.85)
Weighted average number of common shares outstanding
Basic and diluted	14,495	13,991	14,389	13,926

Westmoreland News Release	Page 5 of 7	July 26, 2013

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Six Months Ended June 30,
	2013	2012
	(In thousands)
Cash Flow
Net cash provided by operating activities	$34,924	$23,915
Net cash used in investing activities	(15,105)	(110,621)
Net cash provided by (used in) financing activities	(15,155)	103,253

	June 30, 2013	December 31, 2012
	(In thousands)
Balance Sheet Data
Total cash and cash equivalents	$36,274	$31,610
Total assets	933,603	936,115
Total debt	349,036	360,989
Working capital deficit	(11,139)	(11,600)
Total deficit	(281,560)	(286,231)

Common shares outstanding	14,549	14,201

The tables below show how we calculated Adjusted EBITDA, including a breakdown by segment, and reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. Concerning the Year Ended December 31, 2012 column, please refer to our Annual Report on Form 10-K for the year ended December 31, 2012. The Twelve Months Ended June 30, 2013 column is calculated from the prior three columns.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands)
Adjusted EBITDA by Segment
Coal	$29,667	$20,337	$59,573	$49,496
Power	7,573	959	9,282	6,426
Heritage	(3,530)	(4,527)	(7,705)	(8,537)
Corporate	(1,706)	(2,207)	(3,490)	(5,493)
Total	$32,004	$14,562	$57,660	$41,892

Westmoreland News Release	Page 6 of 7	July 26, 2013

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,	Twelve Months Ended June 30,
	2013	2012	2013	2012	2012	2013
	(In thousands)
Reconciliation of Adjusted EBITDA to net loss
Net income (loss)	$2,217	$(13,646)	$(1,870)	$(13,868)	$(13,662)	$(1,664)

Income tax expense (benefit)	28	(921)	55	(914)	90	1,059
Other income	(130)	(237)	(198)	(414)	(723)	(507)
Interest income	(280)	(490)	(577)	(895)	(1,496)	(1,178)
Loss on extinguishment of debt	64	—	64	—	1,986	2,050
Interest expense	10,076	11,032	20,236	20,915	42,677	41,998
Depreciation, depletion and amortization	15,397	13,720	29,823	27,009	57,145	59,959
Accretion of ARO and receivable	3,156	3,143	6,338	5,996	12,189	12,531
Amortization of intangible assets and liabilities	165	163	326	325	658	659
EBITDA	30,693	12,764	54,197	38,154	98,864	114,907

Loss (gain) on sale of assets	(74)	239	(308)	277	528	(57)
Share-based compensation	1,385	1,559	3,771	3,461	6,040	6,350
Adjusted EBITDA	$32,004	$14,562	57,660	41,892	$105,432	$121,200

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess Westmoreland’s operating performance and Westmoreland believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

•
are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

•
help investors to more meaningfully evaluate and compare the results of Westmoreland’s operations from period to period by removing the effect of our capital structure and asset base from our operating results.

Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing Westmoreland’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of our debt obligations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that Westmoreland does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of its business. Westmoreland compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.

Westmoreland News Release	Page 7 of 7	July 26, 2013